EXHIBIT 5

Allens Arthur Robinson

[LOGO]

2 July 2003

The News Corporation Limited

1211 Avenue of the Americas

New York, NY 10036

United States of America

Re:	The News Corporation Limited

Registration Statement on Form S-8 (in respect of the Savings Plan)

Dear Sirs:

We have acted as special Australian counsel to News Corp in connection with the Post-Effective Amendment No. 1 to each of Registration Statement No. 333-89584 and Registration Statement No. 333-10338 on Form S-8 in respect of shares in News Corp previously registered in respect of the Savings Plan II (the “Post Effective Amendments”).

In respect of the issue of the Ordinary Shares and the Preferred Shares previously registered under Savings Plan II and now to be registered under Savings Plan pursuant to the Post Effective Amendments, we provide the following opinion.

1.	Interpretation

In this letter, unless the context otherwise requires, the following terms shall have the following meanings.

Corporations Act means the Corporations Act 2001 (Cth).

Merger Resolution means the resolution of the News America Savings Plan Committee dated 10 August 2001, resolving that Savings Plan II is amended to merge it into the Savings Plan with the Savings Plan surviving.

News Corp means The News Corporation Limited (ACN 007 910 330).

News Corp Ordinary ADRs means American Depository Receipts each representing four fully paid Ordinary Shares.

The News Corporation Limited	Allens Arthur Robinson

News Corp Preferred ADRs mean American Depositary Receipts each representing four fully paid Preferred Shares.

Ordinary Depository means Citibank, N.A., pursuant to the Ordinary Deposit Agreement.

Ordinary Deposit Agreement means the Amended and Restated Deposit Agreement dated as of 29 October 1996 among News Corp, Citibank, NA. and the holders from time to time of News Corp Ordinary ADRs, as in effect on the date of this opinion.

Ordinary Shares means the ordinary shares of News Corp.

Preferred Deposit Agreement means the Amended and Restated Deposit Agreement dated as of 3 December 1996 among News Corp, Citibank, N.A. and the holders from time to time of News Corp Preferred ADRs, as amended by a letter agreement dated 17 December 2001, and as in effect on the date of this opinion.

Preferred Depositary means Citibank, N.A., pursuant to the Preferred Deposit Agreement.

Preferred Shares means the preferred limiting voting ordinary shares in the capital of News Corp.

Relevant Jurisdictions means the state of South Australia and the Commonwealth of Australia.

Resolutions means:

(a)	the resolutions of Executive Committee of the Board of Directors of News America Incorporated approving and adopting the restated News America Savings Plan effective 1 January 1998;

(b)	the resolution of the Board of Directors of News Corp dated 14 January 1997; and

(c)	the resolution of the Board of Directors of News Corp dated 26 June 2003 at which allotment of Ordinary Shares and Preferred Shares in accordance with Savings Plan was approved and the filing of the Post Effective Amendments was approved.

Savings Plan means the News America Savings Plan of News American Inc., a Delaware corporation, restated on 1 January 1997 and as amended from time to time.

Savings Plan II means the News America Savings Plan II of News America Inc., which was terminated in August 17, 2001.

Capitalised terms used in this opinion and not otherwise defined have the meanings ascribed to them in the Registration Statement.

The News Corporation Limited	Allens Arthur Robinson

2.	Documents

In rendering our opinion, we have examined and relied on the following documents (each a Document).

(a)	A copy of the certificate of incorporation of News Corp, certified as at 17 June 2003;

(b)	A copy of the Constitution of News Corp, certified as at 17 June 2003;

(c)	An unexecuted copy of the Post Effective Amendments;

(d)	A print out of a search of Australian Securities and Investment Commission (ASIC) files for News Corp dated 19 June 2003;

(e)	A copy of the minutes of a meeting of the News America Savings Plan Committee at which the Merger Resolution was passed; and

(f)	A copy of the minutes of the meetings at which the Resolutions were passed.

3.	Assumptions

For the purposes of this opinion, we have assumed the following:

(a)	That any Ordinary Shares or Preferred Shares issued to directors or their associates under the Savings Plan or the Savings Plan II were issued in compliance with the law of the Relevant Jurisdictions and the ASX Listing Rules, including in particular Listing Rule 10.14.

(b)	That no financial assistance is given in respect of the issue of Ordinary Shares or Preferred Shares by News Corp in connection with the Savings Plan.

(c)	The authenticity of all signatures and seals.

(d)	The accuracy, completeness and conformity to originals of all copy documents (including facsimile copies) submitted to us, including that all certifications are accurate and that any such document continues in full force and effect.

(e)	That the authorisations contained in the Resolutions and Merger Resolution have not been and will not be varied or revoked after the date hereof and will continue in full force and effect.

(f)	That:

(i)	the meetings of the board of directors at which the Resolutions were considered were properly convened;

The News Corporation Limited	Allens Arthur Robinson

(ii)	all directors who attended and voted were entitled to do so;

(iii)	the Resolutions were properly passed; and

(iv)	the directors have performed their duties properly and all provisions relating to the declaration of directors’ interests or the power of interested directors to attend and vote were duly observed.

(g)	That:

(i)	the meeting of the News America Savings Plan Committee at which the Merger Resolution was considered was property convened;

(ii)	all members of that committee who attended and voted were entitled to do so;

(iii)	the Merger Resolution was properly passed; and

(iv)	the directors and members of the News America Savings Plan Committee have performed their duties properly and all provisions relating to the declaration of directors’ interests or the power of interested directors to attend and vote were duly observed.

(h)	That all Documents continue to exist in full force and effect in the form in which they were submitted to us, and, without limiting the foregoing, that none of the Documents have been amended, altered, modified or revoked.

4.	Qualifications

Our opinion is subject to the following qualifications.

(a)	We express no opinion as to any laws other than the laws of each Relevant Jurisdiction as in force at the date of this opinion.

(b)	We have relied an the assumptions specified in section 129 of the Corporations Act and we note that you may do so unless you know or suspect that this assumption is incorrect.

(c)	The words “non-assessable”, when used to describe the liability of a person as the registered holder of shares, has no clear meaning under the laws of the Relevant Jurisdictions. We have taken those words to mean that no calls or other demand for payment can be validly made an the Ordinary Shares or News Corp Preferred Stock by News Corp and that the shareholder cannot be made liable for the acts or omissions of News Corp by reason only of being a registered shareholder in News Corp and, for the purposes of this opinion, that is the meaning those words bear.

The News Corporation Limited	Allens Arthur Robinson

(d)	We have relied upon a search of public records on file at the offices of ASIC on 19 June 2003 (and we note that records disclosed by such searches may not be complete or up to date).

5.	Opinion

Based on the assumptions and subject to the qualifications and other matters set out above, we are of the opinion that:

(a)	any Preferred Shares underlying the News Corp Preferred ADRs, when duly and validly issued to the Preferred Depository; and

(b)	any Ordinary Shares underlying the News Corp Ordinary ADRs, when duly and validly issued to the Ordinary Depository,

pursuant to the Savings Plan as described in the Post Effective Amendments to the relevant Registration Statements will be legally issued, fully paid and non-assessable.

6.	Consent

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an Exhibit 5 to the Registration Statements.

This opinion is provided to you for your benefit solely in connection with the Post-Effective Amendments. It is not to be relied upon by any other person or for any other purpose nor is it to be quoted or referred to in any public document other than the Post-Effective Amendments to the Registration Statements, or filed with any other governmental agency (other than the United States Securities and Exchange commission) or other person, without our consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/S/     ALLENS ARTHUR ROBINSON

Allens Arthur Robinson